EXHIBIT 99.1

JUNE 13, 2002

PRESS RELEASE

PACIFIC MAGTRON RECEIVES EQUITY INVESTMENT FROM INSTITUTIONAL INVESTOR

MILPITAS, CA--(BUSINESS WIRE)--JUNE 13, 2002--PACIFIC MAGTRON INTERNATIONAL CORP. (NASDAQSC: PMIC) announced todaY that it has completed a private placement of $1,000,000 of its Series A Convertible Preferred Stock and a warrant exercisable to purchase 300,000 shares of its common stock with Stonestreet L.P., a private Canadian-based investor and noted value buyer. The Preferred Stock is convertible into common stock at the lower of $1.24 per share or 85% of the five lowest closing prices of the common stock during the 30 trading days preceding the conversion date, with a floor of $.75 per share on the conversion price. The Preferred Stock carries a dividend of 4% per annum, payable at the option of the Company in cash or shares of its common stock. The warrants issued to Stonestreet L.P. are exercisable at $1.20 per share for a term of three years. In connection with the transaction, the Company has agreed to register the common stock underlying the Preferred Stock and the warrants. The Company received $600,000 of the $1.0 million placement at closing, with the balance due upon completion of the required registration by PMIC.

Mr. Ted Li, President and CEO of Pacific Magtron International Corp., said, "We are very excited to have Stonestreet L.P. as our partner to assist in funding our new business initiatives. With the acquisition of LiveMarket and Technical Insight assets and the formation of LiveWarehouse.com, we believe that we have built a solid platform for PMIC's near and long-term growth to become a solid, multi-facetted computer solution supplier in the industry. Stonestreet's confidence and investment in PMIC is an essential step in our continuing effort to bring higher value to our stockholders in the future."

 "Stonestreet's support and investment in Pacific Magtron International underscores our confidence in the company for the future," said Michael Finkelstein, President and Chief Investment Officer of Stonestreet L.P. "Pacific Magtron's solid growth strategy, proven management team, as well as their relationship with industry recognized leaders, such as Microsoft and Hewlett-Packard, provides us with confidence of their ability to achieve their plan," he added.

Pacific Magtron International Corporation is an enterprise dedicated to providing total solutions in the computer marketplace including; corporate information services related to networking and Internet infrastructure; developing advanced solutions and applications for Internet users, resellers and service providers; providing high quality electronic commerce, supply chain solutions; and supplying multimedia hardware. For more information visit our website at WWW.PACMAG.COM.

This press release contains forward-looking statements, which are made pursuant to the Safe Harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements regarding the success of future operations, capabilities, execution of its business plan and other matters involve risks and uncertainties that could cause actual results to be materially different. Factors that may affect future results include, but are not limited to, technological changes, risks associated with expansion into a new business, customer loyalty, competition, hiring and retention of personnel, marketability of inventory, gaining and retaining market acceptance, executing the business plan of the Company, particularly as it relates to the LiveMarket and LiveWarehouse Divisions eventually becoming profitable, and future acquisitions. A more complete listing of cautionary statements and risk factors is contained in the Company's report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties. The Company disavows any obligation to update or correct any of its forward-looking statements.

Contact:
Investor Relations:
Maven Strategic Partners
Ed Bailey / 801-350-0245
Email: Investorrelations@pacmag.com